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         Form of Stock Option Assumption Agreement used in connection with the option granted to Kevin Kalkhoven


                            CABLETRON SYSTEMS, INC.
                       STOCK OPTION ASSUMPTION AGREEMENT
                       ---------------------------------

OPTIONEE:

     STOCK OPTION ASSUMPTION AGREEMENT issued as of the ___ day of August, 1996 by Cabletron Systems, Inc., a Delaware corporation (the "Cabletron").

     WHEREAS, the undersigned individual, Kevin Kalkhoven ("Optionee"), holds an option to purchase shares of the common stock of Network Express, Inc., a Michigan corporation ("Network"), which was granted to Optionee by a resolution of the Board of Directors of Network on May 18, 1995.

     WHEREAS, Network has this day been acquired by Cabletron through merger of a wholly-owned Cabletron subsidiary, Cabletron Systems of Michigan, Inc. ("Acquisition Corporation"), with and into Network (the "Merger") pursuant to the Agreement and Plan of Merger dated as of May 21, 1996 by and among Cabletron, Network and Acquisition Corporation (the "Merger Agreement").

     WHEREAS, the provisions of the Merger Agreement require Cabletron to assume all obligations of Network under the option granted to Optionee at the consummation of the Merger and to issue to Optionee a notice setting forth his rights with respect to the option after consummation of the Merger.

     WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is 0.1388 of a share of Cabletron common stock ("Cabletron Stock") for each outstanding share of Network common stock (the "Exchange Rate").

     WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding option which have become necessary by reason of the assumption of that option by Cabletron in connection with the Merger.

     WHEREAS, Optionee and Network intended the option to be issued subject to the terms and conditions of the Network Express, Inc. 1995 Omnibus Equity Plan (the "Plan"), and Cabletron and Optionee now wish to memorialize that such option is subject to the terms and conditions of the Plan.

     NOW, THEREFORE, it is hereby agreed as follows:

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     The number of shares of Network common stock subject to the stock option held by Optionee immediately prior to the Effective Time (the "Network Option") and the exercise price payable per share are set forth in Exhibit A hereto. Cabletron hereby assumes, as of the effective time, all of the duties and obligations of Network with regards to the Network Option held by Optionee. In connection with such assumption, the number of shares of Cabletron Stock purchasable under the Network Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Rate at which shares of Network common stock were converted into shares of Cabletron Stock in consummation of the Merger. Accordingly, the number of shares of Cabletron Stock subject to the Network Option hereby assumed, and the adjusted exercise price payable per share of Cabletron Stock under the assumed Network Option, shall be as indicated for that option in attached Exhibit B.

     The intent of the foregoing adjustments to the assumed Network Option is to assure that the spread between the aggregate fair market value of the shares of Cabletron Stock purchasable under that option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Network common stock subject to the Network Option and the aggregate exercise price under the Network Option. Such adjustments are also designed to preserve, on a per share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the Network Option immediately prior to the Merger.

     Accrual of Right to Exercise Option.  The Optionee may purchase from
     -----------------------------------
Cabletron on or after July 3, 1996 twenty-five percent (25%) of the shares covered by the assumed Network Option, and on each succeeding July 3, the assumed Network Option may be exercised as to an additional twenty-five percent (25%) of the shares covered by the assumed Network Option, so that by July 3, 1999, the assumed Network Option shall be fully exercisable. To the extent not exercised, installments shall accumulate and may be exercised by the Optionee, in whole or in part, in any subsequent period. The assumed Network Option may not be exercised after July 3, 2005.

     Exercise of Option.  The Optionee, from time to time during the period when
     ------------------
the assumed Network Option may by its terms be exercised, may exercise the assumed Network Option in whole or in part as at the time permitted, by delivery to Cabletron of: (a) a written notice signed by the Optionee stating the number of shares that the Optionee has elected to purchase at that time from Cabletron and whether the exercise is cash or cashless, and (b) if cash exercise, a certified check, bank draft, or money order for an amount equal to the purchase price of the shares then to be purchased. Such exercise notice should be delivered to Cabletron at the following address:

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          Cabletron Systems, Inc.
          35 Industrial Way
          Rochester, New Hampshire  03867
          Attention:  Edward Cortes

     Within five days after receipt of the foregoing, Cabletron shall issue the shares in the name of the Optionee and deliver the certificates therefor to the Optionees.

     Anything to the contrary herein notwithstanding, Cabletron's obligation to sell and deliver stock under the assumed Network Option is subject to such compliance with federal and state laws, rules and regulations applying to the authorizations, issuance or sale of securities as Cabletron deems necessary or advisable. Cabletron shall not be required to sell and deliver stock pursuant hereto unless and until it receives satisfactory proof that the issuance or transfer of such shares will not violate any of the provisions of the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulation of the Securities Exchange Commission promulgated thereunder or those of any stock exchange or nationally recognized trading market on which the stock may be listed or traded, or the provisions of any state law governing the sale of securities, or that there have been compliance with the provisions of such acts, rules, regulations and state laws. If the Optionee fails to accept delivery and pay for all or any part of the shares, the Optionee's right to exercise the assumed Network Option with respect to such undelivered shares may be terminated by Cabletron.

          Non-Assignability.  The assumed Network Option shall not be
          -----------------
transferable by the Optionee other than by will or the laws of descent and distribution, and the assumed Network Option may be exercised during the Optionee's lifetime only by the Optionee or the trustee of such trust. Any transferee of the assumed Network Option shall take the same subject to the terms and conditions of this Agreement. No such transfer of the assumed Network Option shall be effective to bind Cabletron unless Cabletron shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as Cabletron may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of this Agreement.

     No assignment or transfer of this assumed Network Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except a transfer by the Optionee by will or by the laws of descent and distribution, shall vest in the purported assignee or transferee any interest or right herein whatsoever.

          Withholding.  The Optionee hereby agrees to reimburse Cabletron for
          -----------
any income or employment tax withholding requirements and to provide Cabletron with such information by the date that Cabletron deems necessary.

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          Company's Right to Repurchase Shares.  The Optionee agrees that the
          ------------------------------------
shares purchased pursuant to the exercise of the assumed Network Option shall be subject to a right of first refusal by Cabletron to repurchase the shares, as provided in the Plan.

          Adjustments.  In the event of any stock dividend, subdivision or
          -----------
combination, reclassification, merger, consolidation, or similar transaction affecting the shares covered by the assumed Network Option, the rights of the Optionee shall be adjusted appropriately, as determined by the Incentive Compensation Committee of the Board of Directors of Cabletron in its sole discretion.

          Rights as Shareholder.  The Optionee shall have no rights as a
          ---------------------
shareholder of Cabletron with respect to any of the shares covered by the assumed Network Option until the issuance of a stock certificate or certificates upon the exercise of the assumed Network Option in full or in part, and then only with respect to the shares represented by such certificate or certificates.

          Notices.  Every notice relating to this Agreement shall be in writing
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and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to Cabletron shall be delivered to or addressed to Cabletron at the address set forth in Section 4. All notices by Cabletron to the Optionee shall be delivered to the Optionee personally or addressed to the Optionee at the Optionee's residence address as set forth below. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by Cabletron to the Optionee at the Optionee's last designated address shall be effective to bind any other person who shall acquire rights hereunder.

          "Optionee" to include Certain Transferees.  Whenever the word
          -----------------------------------------
"Optionee" is used in any provision of this Agreement under circumstances where the provision should logically apply to any other person or persons to whom the assumed Network Option, in accordance with the provisions of Section 5 hereof, may be transferred, the word "Optionee" shall be deemed to include such person or persons.

          Governing Law.  This Agreement shall be constructed in accordance with
          -------------
the laws of the State of Delaware.

          Provisions of the Plan Controlling.  The assumed Network Option and
          ----------------------------------
the provisions hereof are subject to and governed by the terms and provisions of the Plan, attached hereto as Exhibit A, which terms and provisions are incorporated herein by reference and made a part hereof. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan control. Notwithstanding this Section 13, both parties agree that the assumed Network Option subject to this Agreement was not granted under the Plan; rather, both parties hereto have chosen to have the terms and conditions of the Plan govern this Agreement. Furthermore, unless the context otherwise requires, all references to the "Company" in the Plan shall

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mean Cabletron, all references to "Common Stock" shall mean shares of Cabletron
Stock, and all references to the "Committee" shall mean the Incentive Compensation Committee of the Board of Directors of Cabletron.

          For purposes of determining the holding period of any shares of Cabletron Stock delivered in payment of the adjusted exercise price under the assumed Network Option, the period for which such shares were held as Network common stock prior to the Merger shall be taken into account.

     IN WITNESS WHEREOF, Cabletron Systems, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ___ day of August, 1996.

                              CABLETRON SYSTEMS, INC.


                              By:______________________________


KEVIN KALKHOVEN


____________________________________

Address:_____________________________

____________________________________

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